Exhibit 99.1

Innovaro, Inc. to Prepare Financial Plan for NYSE MKT

Tampa, FL — (Business Wire) – June 15, 2012 – Innovaro, Inc. (NYSE MKT: INV) (the “Company”), The Innovation Solutions Company, announced today that on June 12, 2012, the Company was notified by NYSE MKT LLC (the “Exchange”) that its review of the Company’s publicly-available information indicated that the Company was not in compliance with Section 1003(a)(iv) of the Exchange’s Company Guide (the “Company Guide”) in that the Exchange believes that the Company has sustained losses which are so substantial in relation to its overall operations or its existing financial resources, or its financial condition has become so impaired that it appears questionable, in the opinion of the Exchange, as to whether it will be able to continue operations and/or meet its obligations as they mature.

In order to maintain listing of its common stock on the Exchange, the Company must submit a plan by July 12, 2012, addressing how the Company intends to regain compliance with Section 1003(a)(iv) by November 30, 2012. The Company intends to submit such a plan by the July 12, 2012 deadline. If the Exchange accepts the plan, then the Company may be able to continue its listing during the plan period, up to November 30, 2012, during which time the Company will be subject to periodic reviews to determine whether it is making progress consistent with the plan.

Asa Lanum, CEO of Innovaro, stated, “The plan we will submit to NYSE MKT will demonstrate that we are extremely focused on improving our financial results and building our business, primarily by investing in our revenue generation capabilities.”

Mr. Lanum added, “The plan will also provide that we are engaged in discussions with various parties regarding a number of potential near-term strategic transactions, including the sale of certain of our operating divisions and sales of our common stock. We believe these transactions, if consummated, should enable us to regain compliance with the NYSE MKT’s listing standards.”

About Innovaro, Inc.

Innovaro is The Innovation Solutions Company. The focus of our business is to help clients innovate and grow. Innovaro offers a comprehensive set of services and software to assure the success of any innovation project, regardless of the size or intent. The Company’s unique combination of consulting services provides innovation expertise, its new LaunchPad software product provides an integrated innovation environment, and Intelligence and Insights services provide businesses the innovation support to drive success. For more information about Innovaro, please visit its website at www.innovaro.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements and these factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This press release is available on Innovaro’s website www.innovaro.com.

Contact:

Tania Bernier

media@innovaro.com

813-754-4330 x223